EXHIBIT 99.1

Release: March 16, 2021

Canadian Pacific announces filing of proxy circular

Calgary – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced today that it has completed the filing of its notice of meeting and management proxy circular for CP's 2021 annual and special meeting of shareholders with Canadian and U.S. securities regulators. A copy of the proxy material is available at investor.cpr.ca

The annual meeting of shareholders will be held virtually on April 21, 2021, at 9 a.m. MT.

Shareholders will not be able to attend the meeting in person; however, shareholders will be able to participate in the meeting, including voting on business properly brought before the meeting and submitting questions for consideration. Shareholders can vote by proxy in advance of the meeting as in prior years and online during the meeting.

Detailed instructions for shareholders to participate in the meeting and a copy of the Virtual AGM User Guide are available at investor.cpr.ca. Additionally, CP will send this information directly to shareholders.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Salem Woodrow

403-835-9005

Alert_MediaRelations@cpr.ca

Investment Community

Chris De Bruyn

403-319-7865

investor@cpr.ca